Exhibit 10.1

SAREPTA THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 1, 2015 (the “Effective Date”) by and between Sarepta Therapeutics, Inc. (the “Company”), and Edward M. Kaye, M.D. (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. During the Employment Term, Executive will continue to serve as Senior Vice President and Chief Medical Officer of the Company. Effective April 1, 2015 (the “Effective Date”), Executive shall also serve as the Company’s Interim Chief Executive Officer, such service to continue during the Employment Term until the date the Company appoints a full time Chief Executive Officer (such date, the “Successor Appointment Date”), whereupon if not appointed Chief Executive Officer, Executive shall continue as Senior Vice President and Chief Medical Officer of the Company. Executive will continue to render such business and professional services in the performance of his duties as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”).

(b) Obligations. During the Employment Term (as defined below), Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will continue to be “at-will” employment and may be terminated at any time, with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Term of Agreement. Subject to Section 2 above, this Agreement will have a term of one (1) year, commencing on the Effective Date (as may be extended, the “Employment Term”). Thirty days prior to the end of the then-applicable Employment Term, the Employment Term shall automatically be extended by a one (1) month period, unless either Party gives advance written notice of no less than thirty (30) days of its or his intent not to renew, provided, that in the event the Successor Appointment Date occurs during the Employment Term, such automatic extensions shall cease and the Employment Term shall be extended to the first (one-year) anniversary of the Successor Appointment Date, whereupon this Agreement shall terminate. Neither non-renewal or termination of this Agreement at the end of the Employment Term nor a decision not to appoint Executive as Chief Executive Officer shall constitute a termination of Executive’s employment without Cause; provided, that in the event the Company terminates Executive’s employment without Cause in connection with non-renewal or termination of this Agreement, then Executive shall be eligible for severance benefits set forth in Section 8 subject to the terms and conditions thereof. For the avoidance of doubt, the termination of the Employment Term or this Agreement shall not operate to terminate that certain Change in Control and Severance Agreement entered into between Executive and the Company as of November 7, 2013 (the “Severance Agreement”).

4. Compensation/Relocation Reimbursement.

(a) Base Salary. Effective April 1, 2015 and ending on the later of March 31, 2016 or the Successor Appointment Date, Executive’s annual base salary shall be $525,000 (as adjusted from time to time, the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s Base Salary shall be reviewed by the Board or the Compensation Committee of the Board not less often than annually, and may be adjusted from time to time.

(b) Target Bonus. Executive will continue to be eligible to receive a target annual bonus of sixty percent (60%) of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Target Bonus”). The maximum bonus Executive will be eligible to receive is one hundred fifty percent(150%) of the Target Bonus. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.

(c) Restricted Stock Awards. Executive shall be granted an award (the “RSA Award”) consisting of that number of shares of Restricted Stock calculated by dividing at $1,500,000 by the closing trading price of a share of Company common stock on the Grant Date. The RSA Award shall vest in twelve substantially equal quarterly installments on each three-month anniversary of the Effective Date, such that the RSA Award will be fully vested as of the April 1, 2018, in each case, subject to Executive’s continued service to the Company through the applicable vesting date. Except as expressly stated herein, the RSA Award shall be subject to the terms of the equity incentive plan pursuant to which it is granted and an award agreement to be entered into between Executive and the Company.

5. Employee Benefits. During the Employment Term, Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Vacation. Executive will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of extended vacations communicated to the Company in advance.

7. Business Expenses. The Company will continue to reimburse Executive for reasonable travel, entertainment or other business expenses incurred by Executive in the furtherance of, or in connection with, the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Severance.

(a) Termination for other than Cause, Death or Disability Outside of Change in Control Period. If during the Employment Term and outside of a Change in Control Period (as defined in the Severance Agreement), Executive’s employment with the Company is terminated by the Company other than by reason of Cause (as defined in the Severance Agreement), Executive’s death or Executive’s disability, then, subject to Section 9, in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, Executive will be entitled to:

(i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twelve (12) months from the date of such termination, which will be paid, less applicable withholding obligations, in accordance with the Company’s regular payroll procedures, such installments to commence on the first payroll date following the date the Release (as defined below) becomes effective and irrevocable;

(ii) each outstanding unvested equity award, including, without limitation, each unvested stock option and restricted stock unit award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to fifty percent (50%) of the unvested number of shares subject thereto; and

(iii) an extension of the post-termination exercise period applicable to Executive’s outstanding options to purchase Company common stock to the earlier of one hundred and eighty (180) days following the date of Executive’s termination of employment or the original expiration date thereof.

Notwithstanding anything in this Section 8(a) to the contrary, in the event that, during the Employment Term and after the Successor Appointment Date, Executive resigns Executive’s employment within sixty (60) days following the Company’s removal of Executive from the position of Senior Vice President and Chief Medical Officer without Executive’s prior written consent, such resignation shall be deemed to be a termination by reason of other than Cause for the purposes of this Section 8(a), provided, that Executive delivers to the Company a written notice of Executive’s intent to resign within thirty (30) days following such removal and the Company fails to cure such removal by reinstating Executive as Senior Vice President and Chief Medical Officer. Notwithstanding anything in the Severance Agreement to the contrary, Cause shall not include non-renewal or termination of this Agreement at the end of the Employment Term, or a decision not to appoint Executive as Chief Executive Officer

(b) Termination for other than Cause, Death or Disability or Constructive Termination during a Change in Control Period. In the event Executive’s e employment with the

Company is terminated by the Company other than by reason of Cause, Executive’s death or Executive’s disability or Executive experiences a Constructive Termination (within the meaning of the Severance Agreement), in each case, during a Change in Control Period that is coincident with the Employment Term, then Executive shall be entitled to severance benefits under Severance Agreement in accordance with its terms and conditions.

(c) Termination for Cause, Death or Disability; Resignation. If during the Employment Term Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Constructive Termination under the Severance Agreement or as contemplated by the last sentence of Section 8(a) hereof), for Cause by the Company or due to Executive’s death or disability, then:

(i) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned);

(ii) Executive shall receive any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, and

(iii) Executive will only be eligible for severance benefits in accordance with applicable law and the Company’s established policies, if any, as then in effect.

9. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive delivering a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) that becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). No severance will be paid or provided until the Release becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, Executive forfeits his right to any severance or similar payment under the Agreement. In the event Executive’s termination of employment occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which his termination of employment occurs, then any severance that would be deferred in accordance with the paragraph below will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit, (ii) the date the Release becomes effective, or (iii) Section 9(c) below.

(b) Non-Competition; Non-Solicitation. The receipt of any severance benefits pursuant to Section 8 will be subject to Executive not violating the provisions of Sections 13 and 14. In the event Executive breaches the provisions of Sections 12 and/or 13, or otherwise materially breaches this Agreement, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 8, as applicable, will immediately cease.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l (b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(c)(iii). Except as required by Section 9(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit, including, without limitation, any installment payments, payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(vii) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 11).

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by the independent public accountants who are primarily used by the Company immediately prior to the Change of Control, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Confidential Information. Executive agrees to continue to abide by the terms and conditions of that certain Confidential Proprietary Rights and Non-Disclosure Agreement dated June 14, 2013 (the “Confidential Information Agreement”) by and between Executive and the Company.

12. Non-Competition. During the term of Executive’s employment with the Company and until the later of: the date Executive terminates his employment with the Company or the date Executive no longer receives the severance benefits provided in Section 8(a)(i), Executive will not, either directly or indirectly, (a) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (b) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (c) participate in the organization, financing, operation, management or control of, any business (i) that is in competition with the Company’s business as conducted by the Company at any time during the course of Executive’s employment with the Company and (ii) on which Executive worked or about which Executive learned, during his employment, information or knowledge not generally known or available outside the Company, or information or physical material entrusted to the Company by third parties, including, but not limited to inventions, during Executive’s employment or consultancy with the Company, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations.

13. Non-Solicitation. During the term of Executive’s employment with the Company and until the date two (2) years after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his employment either for Executive or for any other entity or person. Executive represents that he (a) is familiar with the foregoing covenant not to solicit, and (b) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Sarepta Pharmaceuticals, Inc.

Attn: Chairman of the Board of Directors

245 First Street, Suite 1800

Cambridge, MA 02142

If to Executive:

Ed Kaye, M.D.

at the last residential address known by the Company.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17. Arbitration.

(a) General. In consideration of Executive’s service to the Company, his/her promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration pursuant to Massachusetts law (the “Rules”). Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the Massachusetts Rules of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits with findings of fact and conclusions of law. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that, for any filing fees associated with any arbitration Executive initiates, Executive shall pay an amount equal to the filing fees Executive would have paid had he/she filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-competition, non-solicitation or non-disparagement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

18. Integration. This Agreement, collectively with the Confidential Information Agreement, the Severance Agreement and the equity award agreements by and between Executive and the Company, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options or other equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options and other equity awards except to the extent otherwise explicitly provided in the applicable stock option or equity award agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the patties that is designated as an amendment to this Agreement.

19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

EXECUTIVE	SAREPTA THERAPEUTICS, INC.

/s/ Edward M. Kaye, M.D.	/s/ M. Kathleen Behrens
Edward M. Kaye, M.D.	By:	M. Kathleen Behrens
Chairwoman of the Board

April 20, 2015	April 20, 2015